Putnam Global Telecommunications Fund
8/31/16 Annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	(000s omitted)

Class A	        213
Class B		 11
Class C		 41
Class M		  1

72DD2	(000s omitted)

Class R		 41
Class Y		107

73A1

Class A	      0.188041
Class B	      0.118041
Class C	      0.120041
Class M	      0.130041

73A2

Class R	      0.192041
Class Y	      0.222041

74U1	(000s omitted)

Class A	      1,171
Class B		200
Class C		317
Class M	   	  4

74U2	(000s omitted)

Class R		221
Class Y		360

74V1

Class A	      14.64
Class B	      14.19
Class C	      14.13
Class M       14.44

74V2

Class R	      14.47
Class Y	      14.72

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.